Exhibit 5.9

CONSENT OF GEOLOGIST

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the report entitled “Technical Report with an Updated Mineral Resource Estimate for the Midwest Property, Northern Saskatchewan, Canada” dated March 26, 2018, and (2) all other references to the undersigned company included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: June 2, 2020

G. David Keller

SRK Consulting (Canada) Inc.

By:	/s/ G. David Keller
G. David Keller, P. Geo.
11257579 Canada Ltd.